EXHIBIT 11.4
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                 EXFO ELECTRO-OPTICAL ENGINEERING INC. ("EXFO")
                       ETHICS AND BUSINESS CONDUCT POLICY


OVERVIEW

As a leading innovator in the T&M industry, EXFO requires the highest standards of professional and ethical conduct and integrity from our employees and directors. Our reputation is based on honest and fair practices at all levels of the organization, and we expect everyone employed by the Company to conduct business with the utmost integrity. No employee will be permitted to achieve results through violations of laws or regulations, or through unscrupulous dealings.

We intend that the Company's business practices will be compatible with the economic and social priorities of each location in which we operate. Although customs vary from country to country and standards of ethics may vary in different business environments, honesty and integrity must always characterize our business activity.

This ETHICS AND BUSINESS CONDUCT POLICY reflects our commitment to a culture of honesty, integrity and accountability and outlines the basic principles and policies with which all employees are expected to comply. This reflects our dedication to customers, partners, shareholders and employees by demonstrating that integrity and fairness are an important part of our corporate values and that all our actions are governed by an exacting sense of duty and by the professional ethics set forth herein. Please read this Policy carefully.

In addition to following this Policy in all aspects of our business activities, you are expected to seek guidance in any case where there is a question about compliance with both the letter and spirit of our policies and applicable laws. This Policy sets forth general principles and does not supersede the specific policies and procedures that are covered in separate specific policies statements, such as the Securities Trading Policy. References in this Policy to the Company mean the Company or any of its subsidiaries.

Your cooperation is necessary to the continued success of our business and the cultivation and maintenance of our reputation as a good corporate citizen.


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OUR RESPONSIBILITY

As employees, officers, and members of the board of directors of EXFO, we are all expected to conduct ourselves ethically in all aspects of the Company's business. This includes fully complying with all applicable laws, regulations, and Company policies.

In order to do so, each individual is responsible for acquainting himself/herself with the various rules and guidelines that apply to his/her assigned duties. When in doubt, it is important to seek clarification from one's supervisor, from the Vice-President of Human Resources or the Company's Legal Counsel.

On a daily basis, appropriate and ethical business conduct means following the guidelines set forth in this document. Although this policy cannot take all situations into account, the topics below cover the main areas that are susceptible to ambiguity:

      1.    Conflicts of Interest
            1.1      General Policy
            1.2      Outside employment and other activities
            1.3      Investment Activity
      2.    Confidentiality, Disclosure of Information and Insider Trading
      3.    Protection and Proper use of Company assets
      4.    Honesty, Openness
      5.    Corporate Opportunities
      6.    Fair and Lawful Dealings with Partners, Vendors and Suppliers
            6.1      Legitimate Payments to Suppliers and Third Parties
            6.2      Payments to Agents and Consultants
            6.3      Foreign Practices and Their Limitations
            6.4      Antitrust/Competition
            6.5      Compliance with Environmental Laws
      7.    Political Activities and Contributions
      8.    Gifts and Entertainment
      9.    Discrimination and Harassment
      10.   Safety and Health
      11.   Accurate Books and Records


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      12.   Reporting Wrongful Conduct and Ensuring Compliance
      13.   Compliance with Laws, Rules and Regulations
      14.   Use of E-Mail and Internet Services
      15.   Waivers of the Code of Business Conduct and Ethics
      16.   Compliance Procedures

EXFO takes integrity to heart and believes that ethics concern everyone as these elements serve the Company's overall best interests. Therefore, if situations arise in which any of these principles are violated, the Company must ensure that appropriate action is taken.


1.    CONFLICTS OF INTEREST

      1.1    GENERAL POLICY

      A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with the interests of the Company. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her work effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are likely to pose conflicts of interest, as are transactions of any kind between the Company and any other organization in which you or any member of your family have an interest.

      Activities that could give rise to conflicts of interest are prohibited unless specifically approved in advance by the Vice President- Human Resources.

      Senior executives and board members should contact in-house legal counsel regarding any issues relating to possible conflict of interest.



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      Employees  should  conduct  themselves  in a manner  that avoids even the possible appearance of conflict between their personal interests and those of EXFO. Apparent conflicts of interest can easily arise. Any employee who feels that he/she may have a conflict, actual or potential, should report all pertinent details to the Vice-President of Human Resources or Company's Legal Counsel, who is responsible for determining whether a conflict of interest exists.


      1.2    OUTSIDE EMPLOYMENT AND OTHER ACTIVITIES

      Aside from their full-time employment, people sometimes wish to run a business or take on additional part-time work. This practice in itself does not present a conflict of interest as long as the outside activities do not involve competitors, suppliers, or customers of EXFO. In addition, these activities must not interfere with EXFO activities or interests.

      As an overall principle, EXFO employees are expected to avoid any outside interests or activities that are advanced at the expense of EXFO's interests, as such involvement may divide loyalty between EXFO and the outside activities, thus creating a potential conflict of interest. Therefore, EXFO employees may not operate (directly or indirectly) side businesses that compete with, sell to, or buy from EXFO.

      To determine whether you are in a situation of potential conflict of interest, use these questions as guidelines:

      o   Do my outside activities interfere with my duties at EXFO?

      o   Am I finding it hard to find time to do my work at EXFO?

      o Do my outside activities involve a lot of the same people as my activities at EXFO?

      o   In my outside activities, do I use skills or tools paid for by EXFO?

      It is not always easy to determine whether a conflict of interest exists, so any potential conflicts of interests must be reported immediately to Vice-President Human Resources or Company's Legal Counsel.


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      1.3    INVESTMENT ACTIVITY

      Any direct or indirect investment in a competitor creates a potential conflict of interest, as does any investment in a current or would-be supplier of goods or services to EXFO. Employees should therefore avoid any financial investments in competitors, suppliers, partners, distributors or customers that would affect an employee's objectivity in promoting EXFO's interest. However, passive investment in a competitor, supplier, partners, distributors or customer of not more than one percent of total outstanding shares of publicly listed companies on a national or international securities exchange, or quote daily by Nasdaq or any other exchange, do not pose a conflicts of interest, provided, however, the investment is so large financially either in absolute dollars or percentage of the individual's total investments portfolio or savings that it creates the appearance of a conflict of interest. In addition, any such investment must not involve the use of confidential inside information on such companies obtained or learned through their position at EXFO.

2.    CONFIDENTIALITY, DISCLOSURE OF INFORMATION AND INSIDER TRADING

      Confidential information includes all non-public information that may be of use to competitors, or harmful to EXFO or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us or any information obtained after executing non-disclosure agreement with third parties.

      There are two main types of confidential information: technical information and business information. Examples of confidential technical information include engineering designs, software code, pending patent applications, product plans, future product direction, development process information, etc. Examples of confidential business information include non-public financial information, employee information, sales forecasts, customer lists, strategic and operating plans, audit reports, etc. The disclosure of any of our confidential information to third parties or the untimely release of other data can significantly damage EXFO and in some cases violate the law. It is therefore essential that we all respect the confidentiality of Company information in order to protect them. Employees must maintain the confidentiality of information entrusted to them by EXFO or that otherwise comes into their possession


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      in the course of their  employment,  except when disclosure is authorized or legally mandated. The obligation to preserve proprietary information continues even after you leave the Company

      Each EXFO employee is bound by confidentiality and other obligations, when applicable, set forth in the agreement signed when employment with EXFO commenced. The said agreement contains clauses stating obligations related to exclusivity, confidentiality, assignment of work product, non-competition and non-solicitation--all of which form an integral part of this ETHICS AND BUSINESS CONDUCT POLICY.

      In addition, all employees must also abide by the terms and obligations set forth in EXFO's SECURITIES TRADING POLICY AND ITS DISCLOSURE GUIDELINES, which also form an integral part of this ETHICS AND BUSINESS CONDUCT POLICY; namely, the section on insider trading. Insider trading is unethical and illegal. Employees are not allowed to trade in securities of a Company while in possession of material non-public information regarding that Company. It is also illegal to "tip" or pass on inside information to any other person who might make an investment decision based on that information or pass the information on further.

3.    PROTECTION AND PROPER USE OF COMPANY ASSETS

      All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incidents of fraud or theft should be immediately reported for investigation to one's Supervisor, the Vice-President of Human Resources or the Company's Legal Counsel. Company assets, such as funds, products or computers, may only be used for legitimate business purposes or other purposes approved by management. Company assets may never be used for illegal purposes.

      Examples of Company resources include any material, equipment and proprietary information developed or purchased by EXFO as well as employee time and Company funds.


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      With  this  in  mind,   employees   are   expected   to  engage  only  in
      Company-related activities during normal business hours and should not use such time for conducting personal business. Similarly, Company
      property  (such  as   laboratories,   manufacturing   equipment,   tools,
      materials, supplies, assets and facilities) are to be used solely for business purposes and not for personal benefit.

      Our computer resources are also intended for EXFO business purposes. Although limited and reasonable personal use of e-mail and the Internet is not forbidden, it is important that such use does not interfere with our work and that it does not in any way violate EXFO policies and procedures.


      Examples of improper use include the following:

      o   Using the network and systems to conduct private business;

      o   Allowing friends or family members to use Company resources;

      o Downloading or transmitting any type of offensive material, chain letters, pornography, copyrighted material (e.g., songs, games, movie clips, text, and images), etc.


      The obligation to protect Company assets includes proprietary information. Proprietary information includes any information that is not generally known to the public or would be helpful to our competitors. Examples of proprietary information are intellectual property, business and marketing plans and employee information. The obligation to preserve proprietary information continues even after you leave the Company.

4.    HONESTY AND OPENNESS

      As a fundamental standard, EXFO expects each of its employees to deal with others honestly and openly. We are all required to accept responsibility for our actions and to communicate information quickly and accurately to fellow employees and superiors. Supervisors have a responsibility to set examples of honesty and fairness in their relationships with the Company's customers, suppliers, competitors, subordinates, shareholders and employees.



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5.    CORPORATE OPPORTUNITIES

      Employees, officers and directors are prohibited from taking for themselves personally opportunities that arise through the use of corporate property, information or position and from using corporate property, information or position for personal gain. Employees, officers and directors are also prohibited from competing with the Company.

6.    FAIR AND LAWFUL DEALINGS WITH PARTNERS, VENDORS AND SUPPLIERS

      Each employee should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through illegal conduct, manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

      At EXFO, we ensure that all relationships with third parties comply with Company policy and applicable regulations. As such, we do not use any third party to perform any act prohibited by law or our Ethics and Business Conduct Policy. More particularly, we are committed to abiding by anti-corruption statutes and applicable competition laws, as follows:

6.1   LEGITIMATE PAYMENTS TO SUPPLIERS AND THIRD PARTIES

      Payments to suppliers and third parties (including consultants, agents, and representatives) are made only for services or products provided to the Company. EXFO employees are not authorized to make or arrange any type of direct or indirect payment that may constitute a bribe or kickback to secure or maintain business (or for any other purpose) to the personnel of any government agency, customer, supplier or competitor.

      In order to avoid even the appearance of improper payments, EXFO does not make any cash payments (other than approved cash payrolls and documented petty cash disbursements). In addition, no corporate checks are issued to the order of "cash", "bearer" or third-party designees of the person entitled to payment. EXFO does not authorize/make cash payments to



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      employees of competitors,  suppliers, customers or government agencies as
      such   payments   create   the   potential   for   favoritism   based  on
      other-than-competitive factors.

6.2   PAYMENTS TO AGENTS AND CONSULTANTS

      Commission rates or fees paid to dealers, distributors, agents, finders, representatives or consultants must be reasonable in relation to the value of the product or work that is actually being performed. EXFO's policy is not pay commissions or fees where such payments are for the purpose of constituting bribes or kickbacks.

6.3   FOREIGN PRACTICES AND THEIR LIMITATIONS

      In certain circumstances, there are other types of payments, sometimes "facilitating payments" which are common practice in some foreign countries, as they are made openly and are often considered necessary to have minor government officials perform nondiscretionary duties and administrative functions that might otherwise delay or fail to undertake for which the Company is clearly entitled). These types of payments, generally small and in the nature of "tips" are permitted or expected by local custom and generally are not treated as illegal by local authorities. While the Company discourages such payments, they are permitted as long as they fall within the limits of the above description and are not intended for improper use and have been approved by senior management. Any such facilitating payment must be properly recorded and accounted for and reported annually so that EXFO may comply with all tax and other applicable laws.

6.4   ANTITRUST/COMPETITION

      EXFO's policy is to comply fully with all antitrust, competition and trade regulation laws and use only ethical and proper methods to market the Company's products. All EXFO customers must be treated fairly and evenhandedly, and no preferential trade terms or other treatment are extended to any customer in violation of any law.



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      In  addition,  to avoid even the  appearance  of improper  actions,  EXFO absolutely  prohibits  consultations  with competitors  regarding prices,
      customers  or  territories.   Commissions  and  other  payments  must  be
      adequately documented and reported to government authorities as required. All employees, consultants, agents or other representatives must strictly avoid seeking or receiving any competitor's information from any source in violation of any law or other restriction.

      At EXFO, integrity also means not making disparaging comments relating to our competitors and we are all expected to deal only in facts. These limitations apply to all phases of EXFO's actual or potential competition with third parties, including bid and proposal activity, marketing, research and development, and engineering work.

6.5   COMPLIANCE WITH ENVIRONMENTAL LAWS

      The Company is sensitive to the environmental, health and safety consequences of its operations. Accordingly, the Company is in compliance with all applicable environmental laws and regulations. If any employee has any doubt as to the applicability or meaning of a particular environmental, health or safety regulation, he or she should discuss the matter with a member of the Company's legal department.

7.    POLITICAL ACTIVITIES AND CONTRIBUTIONS

      We respect and support the right of our employees to participate in political activities. However, these activities should not be conducted on Company time or involve the use of any Company resources such as telephones, computers or supplies. Employees will not be reimbursed for personal political contributions.

      We may occasionally express our views on local and national issues that affect our operations. In such cases, Company funds and resources may be used, but only when permitted by law and by our strict Company guidelines. The Company may also make limited contributions to political parties or candidates in jurisdictions where it is legal and customary to do so. No employee may make or commit to political contributions on behalf of the Company without the approval of the legal department.


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8.    GIFTS AND ENTERTAINMENT

      Gifts, entertainment, or charitable contributions are common ways of building good relations between people. In business, however, it is important that such gifts do not exceed nominal value, so as not to create favoritism. If they are excessive, they risk making the recipient feel obliged to offer special consideration to the Company offering the gifts, making this an unethical business practice.

      EXFO's policy is to avoid even the appearance of favoritism based on business courtesies. Therefore, EXFO's employees may not give or accept any gift if the value of the gift might indicate an intent to improperly influence the normal business relationship between EXFO and any of its suppliers, customers, or competitors.

      Furthermore, EXFO employees who are directly involved in the purchase of goods and services should not accept ANY gifts, with the exception of promotional items of nominal value. Business courtesies, such as an occasional lunch or dinner of reasonable value or refreshments during a business meeting, are permissible, provided they are in furtherance of the business relationship and cannot be interpreted as an attempt to gain unfair business advantage or otherwise reflect unfavorably on either business entity.

      EXFO expects employees to exercise good judgment and moderation when offering business courtesies to customers; these should be offered within reasonable limits and practices of the marketplace. Special laws and regulations apply when dealing with government representatives and foreign officials and any employee involved in the government or international business markets is required to become fully acquainted with the relevant restrictions. Because of the sensitive nature of these relationships, talk with your supervisor and the legal department before offering or making any gifts or hospitality to governmental employees. All gifts, entertainment and charitable contributions, regardless or their nature or value, must be properly recorded on expense report forms or other appropriate accounting documents.

      If you are  having  difficulty  determining  whether a  specific  gift or
      entertainment  item  lies  within  the  bounds  of  acceptable   business
      practice, ask yourself these guiding questions:


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      o   It is legal?
      o   Is it clearly business related?
      o   Is it moderate, reasonable, and in good taste?
      o   Would public disclosure embarrass the Company?
      o   Is there any pressure to reciprocate or grant special favors?

      If you are unsure whether you can accept any proposed gratuity, business meal or entertainment, you should disclose the situation to your respective Supervisor, to the Vice-President, Human Resources or the Company's Legal Counsel who will determine its acceptability.

      Strict rules apply when we do business with governmental agencies and officials, whether in the U.S. or in other countries, as discussed in more detail below. Because of the sensitive nature of these relationships, talk with your supervisor and the legal department before offering or making any gifts or hospitality to governmental employees.

9.    DISCRIMINATION AND HARASSMENT

      We value the diversity of our employees and are committed to providing equal opportunity in all aspects of employment. Abusive, harassing or offensive conduct is unacceptable, whether verbal, physical or visual. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Employees are encouraged to speak out when a coworker's conduct makes them uncomfortable, and to report harassment when it occurs to the Company's Legal Counsel.

10.   SAFETY AND HEALTH

      We are all responsible for maintaining a safe workplace by following safety and health rules and practices. The Company is committed to keeping its workplaces free from hazards. Please report any accidents, injuries, unsafe equipment, practices or conditions immediately to a supervisor or other designated person. Threats or acts of violence or physical intimidation are prohibited.


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      In order to protect the safety of all employees, employees must report to work free from the influence of any substance that could prevent them from conducting work activities safely and effectively.

11.   ACCURATE BOOKS AND RECORDS

      EXFO's business integrity is reflected in a tangible way in its books and records. All employees are strictly responsible for ensuring the accuracy and reliability of the Company's accounts. Fictitious, improper, deceptive, undisclosed or unrecorded funds, assets, or liabilities are serious ethical violations. With this in mind, EXFO has established accounting control standards and procedures.

      EXFO's policy is that all books and records conform to all applicable laws and regulations and to generally accepted accounting principles. All transactions must be accurately documented and accounted for in the books and records of the Company. All entries must contain appropriate descriptions of the underlying transactions sufficient to withstand appropriate audit and none of these entries must be false, inaccurate or deceptive. All employee transaction(s) should therefore be properly described in supporting documentation, and we expect employees not to participate in any false transaction or documentation (e.g., obtaining or creating false invoices or other misleading documentation; inventing or using fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose). EXFO does not maintain or use any anonymous ("numbered") bank account or other account that does not identify ownership by EXFO.

12.   REPORTING WRONGFUL CONDUCT AND ENSURING COMPLIANCE

      Employees are expected to question any practice or conduct which conflicts with, or appears to conflict with, EXFO's ETHICS AND BUSINESS CONDUCT POLICY until such questions are satisfactorily resolved.

      All officers, directors, and employees are required to report information concerning wire fraud, mail fraud, bank fraud, securities fraud, violations regarding accounting, internal accounting controls or audit matters and violations of SEC rules or any regulation authorities following the Hotline procedures contained on EXFO's WEB site (WWW.EXFO.COM) or Intranet. Please refer to the Statement on Reporting Ethical Violations for more details how to report such conduct.


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      Should you be a witness to such violations, it is important to report the incident (namely, to someone who has no involvement in the situation and who can evaluate the case objectively) or through the EXFO's Hotline procedures.

      Possessing knowledge of these types of issues and failing to report the information is, in itself, a violation of this ETHICS AND BUSINESS CODE POLICY, and is subject to disciplinary action. If necessary, seek clarification or interpretation of these standards from the Vice-President of Human Resources or the Company's Legal Counsel.

      Employees who make reports of suspected violations of those standards, or regarding accounting, internal accounting controls or audit matters as described above, will be protected from retaliation, such as discipline or involuntary termination of employment as a result of their report. Every reported allegation of illegal or unethical behavior will be thoroughly investigated by the Lead Independent Director of the Board of Directors of the Company and the Company's Legal Counsel with the cooperation of the appropriate management and the employee unless the submission was made anonymously. Information collected during the investigation will be shared with others who have a business-related "need to know". Unless the submission is made anonymously, the result of any investigation will be communicated to the reporting employee.

      EXFO prohibits retaliatory action against any employee who, in good faith, reports a possible violation. It is unacceptable to file a report knowing it to be false.

13.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

      Compliance with both the letter and spirit of all laws, rules and regulations applicable to our business is critical to our reputation and continued success. All employees must respect and obey the laws of the cities, provinces, states and countries in which we operate and avoid even the appearance of impropriety. Employees who fail to comply with this Policy and applicable laws will be subject to disciplinary measures, up to and including discharge from the Company.



March 30, 2005                                                          Page 14

14.   USE OF E-MAIL AND INTERNET SERVICES

      E-Mail systems and Internet services are provided to help us do work. Incidental and occasional personal use is permitted, but never for personal gain or any improper purpose. You may not access, send or download any information that could be insulting or offensive to another person, such as sexually explicit messages, cartoons, jokes, unwelcome propositions, ethnic or racial slurs, or any other message that could be viewed as harassment. Also remember that "flooding" our systems with junk mail and trivia hampers the ability of our systems to handle legitimate Company business and is prohibited.

      Your messages (including voice mail) and computer information are considered Company property and you should not have any expectation of privacy. Unless prohibited by law, the Company reserves the right to access and disclose this information as necessary for business purposes. Use good judgment, and do not access, send messages or store any information that you would not want to be seen or heard by other individuals.

      Violation of these policies may result in disciplinary actions up to and including discharge from the Company.

15.   WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

      Any waiver of this Policy for executive officers or directors will be made only by the Audit Committee and will be promptly disclosed as required by law or stock exchange regulation.

16.   COMPLIANCE PROCEDURES

      This Policy cannot, and is not intended to, address all of the situations you may encounter. There will be occasions where you are confronted by circumstances not covered by this policy or procedure and where you must make a judgment as to the appropriate course of action. In those circumstances we encourage you to use your common sense, and to contact your supervisor, manager or a member of human resources for guidance.



March 30, 2005                                                          Page 15

      If you do not feel comfortable discussing the matter with your supervisor, manager or human resources, please call the Company's Legal Counsel or refer to the Statement on Reporting Ethical Violations for more details how to contact the Company's Lead Director of the Board or the Company's Legal Counsel. We strive to ensure that all questions or concerns are handled fairly, discreetly and thoroughly. You need not identify yourself.






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